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SCHEDULE 14A

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Filed by Computer Associates International, Inc. Pursuant to Rule 14a-12 Under the Securities Exchange Act of 1934 Subject Company: Concord Communications, Inc. Commission File No.: 0-23067

        On April 7, 2005, Computer Associates International, Inc. and Concord Communications, Inc. hosted a conference call concerning the announcement of Computer Associates' acquisition of Concord. A transcript of the call is set forth below.

Cautionary Statement Regarding Forward-Looking Statements

        Certain statements in this communication may constitute "forward-looking statements." Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate Concord's operations into those of Computer Associates; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Concord; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; and the parties' ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the Computer Associates deferred prosecution agreement with the United States Attorney's Office of the Eastern District, including that Computer Associates could be charged with criminal offenses if it violates this agreement; the agreement that Computer Associates entered into with the Securities and Exchange Commission ("SEC"), including that Computer Associates may be subject to substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the Securities and Exchange Commission investigations, including shareholder derivative litigation; Computer Associates and Concord are subject to intense competition and increased competition is expected in the future; risks associated with the recent loss and ongoing replacement of key personnel; our products must remain compatible with, and our product development is dependent upon access to, changing operating environments; we have a significant amount of debt; our credit ratings have been downgraded and could be downgraded further; customers are still adapting to Computer Associates' Business Model; the failure to protect our intellectual property rights may weaken our competitive position; certain software is licensed from third parties who require, among other things, the payment of royalties, which could affect the development and enhancement of our products; we may become dependent upon large transactions; the market for some or all of our key product areas may not grow; customer decisions are influenced by general economic conditions; third parties may claim that our products infringe their intellectual property rights; fluctuations in foreign currencies could result in transaction losses; acts of war and terrorism may adversely affect our business; the volatility of the international marketplace; and the other factors discussed in "Risk Factors" in the Computer Associates' Annual Report or Form 10-K for the most recently ended fiscal year and Computer Associate's other filings with the SEC, which are available at http://www.sec.gov. Computer Associates assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

2

Additional Information and Where to Find It

        This communication may be deemed to be solicitation material in respect of the proposed acquisition of Concord by Computer Associates. In connection with the proposed acquisition, Computer Associates and Concord intend to file relevant materials with the SEC, including Concord's proxy statement on Schedule 14A. STOCKHOLDERS OF CONCORD ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING CONCORD'S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC's web site, http://www.sec.gov, and Concord stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Concord. Such documents are not currently available.

Participants in Solicitation

        Computer Associates and its directors and executive officers, and Concord and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Concord common stock in respect of the proposed transaction. Information about the directors and executive officers of Computer Associates is set forth in the proxy statement for Computer Associates' 2004 Annual Meeting of Stockholders, which was filed with the SEC on July 29, 2004. Information about the directors and executive officers of Concord is set forth in the proxy statement for Concord's 2005 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2005. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

3

C O R P O R A T E    P A R T I C I P A N T S

Olivia Bellingham
Computer Associates International, Inc.—VP, IR

Jeff Clarke
Computer Associates International, Inc.—COO

Jack Blaeser
Concord Communications, Inc.—President & CEO

Yogesh Gupta
Computer Associates International, Inc.—CTO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Chris Russ
Wachovia Securities—Analyst

Jim Mendelson
Lazard & Co.—Analyst

Andre Chan
Bear Stearns—Analyst

Drew Brosseau
SG Cowen—Analyst

Richard Sherman
Janney Montgomery—Analyst

Steve Berg
CRN—Analyst

Tom Berquist
Smith Barney—Analyst

Curtis Shauger
CIBC World Markets—Analyst

Dan Fleming
UBS—Analyst

P R E S E N T A T I O N

Olivia Bellingham—Computer Associates International, Inc.—VP, IR

Good morning. This is Olivia Bellingham, Vice President of Investor Relations. With me today from Computer Associates are Jeff Clarke, Chief Operating Officer; Bob Davis, Chief Financial Officer and Yogesh Gupta, Chief Technology Officer. Also with me today is Jack Blaeser, Chairman, CEO and President of Concord Communications.

Before we begin, please note that this conference call is being broadcast over the phone and via live webcast open to all interested parties. The content which is being preserved by means of reporting is the property of Computer Associates and is protected by U.S. and international copyright law. It cannot be reproduced, transcribed or produced in any way without the express written consent of Computer Associates. We consider your continued participation in this call to be your consent to our recording.

I would also like to advise everyone that today's discussion may contain forward-looking statements. As we note in our public statements generally, there can be no assurance that the future results will be achieved and actual results could differ materially from forecasting estimates. Please refer to the forward-looking statements discussion contained in our SEC filing for further elaboration of the risks involved. With that, please join me in welcoming Jeff Clarke.

Jeff Clarke—Computer Associates International, Inc.—COO

Thanks, Olivia. Good morning and thanks for joining us. Today, we announced that Computer Associates and Concord Communications have signed a definitive agreement for CA to acquire Concord, a global provider of network service management and software solutions in an all-cash transaction valued at about $330 million, or $17 per each Concord common share. CA will also assume approximately $20 million in net debt from Concord for a total purchase price of approximately $350 million. I will talk briefly about where we are headed as a company and how this acquisition fits into what we're doing at CA, then I'll provide some details about the transaction. Finally, I will open up the lines for questions.

Let me start by framing this acquisition in the larger context of CA's overall product strategy. From a product perspective, CA continues to move ahead with our enterprise IT management strategy, EIM, designed to enable IT organizations to optimize assets, increased infrastructure performance, true enterprise security and business continuity and help CIOs run IT like a business. Within this broad EIM universe, network and systems management is an area of core strength for CA. We have a market leading position in this segment with our Unicenter line of products.

We've said in the past that CA would make acquisitions that help us achieve our goal of market segment leadership in management across the enterprise. We said we would focus on small to midsize acquisitions to round out our product portfolio in our core areas of systems management and security management for the enterprise. And we said that any acquisition we do will target superior products and technologies that yield excellent financial returns. The acquisition of Concord Communications meets each of these criteria.

From a technology perspective, Concord brings depth to CA's network management capabilities with its leading products and talented employees by support from important emerging technologies and gives CA access to new verticals.

Concord Communications is an industry leader in network service, performance and availability solutions with over a decade of R&D investments, a staff of dedicated and talented engineers and an intellectual property portfolio of more than 100 patents in network management, Concord Communications brings unmatched core competence in the area of network performance management to CA. The (technical difficulty) solutions provides proactive network performance management and predictive capacity planning capabilities and is extensively used by leading telcos, managed service providers and enterprises worldwide. Concord's service management offers—offering provides complete management of leading-edge technologies, like voiceover IP and wireless mobile networks. Concord places CA strategically in the emerging high growth segments of the $11 billion network and systems management market.

Additionally, through its recent acquisition of Aprisma Technologies, Concord Communications is also a leading provider of root cause analysis, impact analysis, technology relationship mapping, network discovery and display as in correlation and service modeling. Also used by customers in a wide range of industries, Aprisma's products manage emerging network services, such as DSL, voiceover IP and MPLF (ph).

From a customer perspective, Concord is a great fit. With the ability to manage IPv6 (ph), a requirement for government work in 2006 and beyond, ATM and frame relay networks, Concord Communications enables CA to offer world-class network management solutions and combined with

Unicenter, CA's Enterprise System Management Solution, technologies will provide customers the broadest and deepest solution to manage their IT infrastructure.

Unicenter is extremely important product line for CA, generating more than $1 billion in billings per year. This acquisition substantially strengthens our Unicenter portfolio and extends its lead above the competition. CA will integrate Concord's products with Unicenter to deliver end-to-end enterprise IT management, including network, servers, storage, desktops, databases, middleware and applications. The end result is an addition of more than 3000 active customers from Concord benefits to CA and its customers from cross-selling opportunities, especially into certain vertical markets, notably telcom and (technical difficulty).

From a financial perspective, the Concord acquisition exceeded our internal return hurdle and we believe is a very exciting deal for our investors and customers. $17 a share and equity value with approximately $330 million based on approximately 19.5 million fully diluted shares outstanding. In addition, CA will assemble approximately $20 million of net debt for a total purchase price of approximately $350 million. The acquisition is subject to customary regulatory approvals and the approval of Concord shareholders. We expect the transaction to be completed in the next 90 days.

We evaluated Concord's preliminary first-quarter financial data in the context of formulating our proposal. For each investment we made, CA deploys rigorous analysis to ensure the delivery of significant return on investment for our business. This acquisition was no different. We have analyzed the acquisition from three perspectives—revenue synergies, cost synergies, and return on invested capital. Let me begin with revenue.

Many of you know CA's ratable accounting methodology with which we defer a portion of revenue over the life of each contract causes the income statement's performance of the business to lag the economic performance of the business. As such, when we convert Concord to our ratable accounting methodology, it will take a few years for their income statement revenue to build up to normalized levels. Consensus estimates for Concord and Aprisma combined anticipate $155 million in revenue in calendar year 2005 to 179 million in calendar year 2006. Although we expect some initial adjustments in year 1 due to the transition to CA's ratable model, we nonetheless expect to outperform those estimates over a 24 month period as we scale Concord product to our sales force.

Concord has approximately 70 quota-carrying sales reps versus CA, which has over 200 Unicenter sales specialists and 2500 overall quota-carrying salespeople. CA can drive sales of Concord products in ways previously not possible.

Now let me turn to the opportunities we see for cost savings. We have identified potential duplications in both organizations and anticipate cost efficiencies yield approximately $20 million.

Finally, I would like to discuss return on invested capital. Concord's most recently filing—excuse me—Concord's most recently filings reflect earnings before interest, depreciation and amortization of $6.1 million, excluding any contribution for Aprisma. CA generates approximately $1.4 billion in adjusted cash flow from operations. With an average invested capital base of approximately $7.5 billion, we generate return on invested capital of roughly 19%. (indiscernible) revenue synergies and anticipated cost synergies realized throughout the integration, we expect the acquisition to exceed this hurdle rate over time.

The acquisition is expected to be neutral to earnings in fiscal year '06 and slightly accretive in fiscal year 2007 on a pro forma operating basis and slightly dilutive in fiscal year 2006 and slightly accretive in fiscal year 2007 on a GAAP basis based on conservative revenue and cost synergy assumptions. CA will fund this acquisition with our existing cash balances. We ended our third quarter with about $3.3 billion in cash and marketable securities and about $3.3 billion in debt, a net cash level of about $28 million. We called $660 million in convertible notes in March and will repay an $825 million senior note due in April. We continue to be in a solid cash position.

I'd like to briefly discuss CA's capital allocation discipline. We believe that in addition to strategic acquisitions on a risk-adjusted basis, share repurchases are an excellent use of capital. As we announced in February 2005, CA has resumed its share repurchase program and we remain committed to this program.

Let me move beyond the numbers to discuss an important theme—execution. We are committed to a smooth and expedient integration as we demonstrated with the integrations of PestPatrol and Netegrity earlier this year. We intend to follow a similar process for the integration of Concord, including a dedicated task force led by CA's Stacy Leader who co-led the Netegrity integration and Concord's Melissa Cruz and Michael Fabiaschi. The integration team will be focused on customer and partner communication, employee retention, cost savings and business growth. We are excited about this deal and what it means for the future of systems and network management at CA, another step in CA's journey to provide our customers with industry's broadest range of management software solutions, the right acquisition at the right time for our company, our customers and investors. With that, I'd like to turn it over to Jack Blaeser, Concord's Chairman, CEO and President to say a few words. Jack?

Jack Blaeser—Concord Communications, Inc.—President & CEO

Thank you, Jeff. As Jeff just said, this acquisition is a very positive announcement for Concord's customers, employees and investors. The integration of CA's and Concord's technologies will provide customers with better products and increased choice. The strength of our combined workforce from engineering to sales and quality assurance will be an even more powerful asset than it could've been on a stand-alone basis. I too am very excited about this acquisition and what it means to all of us. Jeff?

Jeff Clarke—Computer Associates International, Inc.—COO

Thank you, Jack, and thank you all for joining us this morning. I would now like to open the lines for Q&A. Operator?

Q U E S T I O N S    A N D    A N S W E R S

Operator

[OPERATOR INSTRUCTIONS] Chris Russ, Wachovia Securities.

Chris Russ—Wachovia Securities—Analyst

I was just wondering if you could talk a little bit about the rationale behind paying a 70% premium, particularly in this environment where as you know, evaluations are contracting and software multiples are compressing? And also, given the fact that Concord I think did announce that they are reducing their estimates by about 10% on the top line. You said you took that into consideration, but at this point, I want to get a better understanding of the rationale behind the valuation of Concord.

Jeff Clarke—Computer Associates International, Inc.—COO

A very good question, Chris. As I said, we went through all of our internal hurdles, our return on invested capital. We evaluated the synergies, we looked at the strategic positioning of the technology.

We looked at alternatives, other companies that we could inorganically purchase. We looked at the engineering investment in order to get this capability and we found that Concord was the right answer.

From a technology perspective, let's start strategically first. Remember that our flagship product is Unicenter and we're very strong in systems management. We're the leading company in this area. When we do lose—and we are number one share—but when we do lose, it's because of a shortfall in technology that we have in the network management area; you know, providing device support for over 1000 products, like routers and switches and other devices, and just a broad network capability. As you can tell, Concord is a major player with over $155 million of revenue in this area. They have a capability we don't have. They have the engineering talent we don't have in CA. And increasingly, customers are not just buying systems management independently, they're buying it because they want both the system and the network managed. So when we lose and when we lose to a competitor, or when a bid is going up for this billion-dollar-plus business for us, we need to have the strongest product out there. We need to keep up. This helps us keep up.

On how much you pay for that, again, in these synergies, we have not included the defensive position of a strengthening product line in Unicenter; again, a flagship product for us. We looked at the synergies, the contribution that the revenues and customers would add, and let me give you some more color on that. Many investors value us on our cash flow yield. Our market cap is just around $16 billion and we deliver about $1.3 billion in cash flow per year. That's about an 8% yield. When we looked at the first full year of performance with modest revenue synergies and modest cost synergies which I believe we can beat, we came up with nearly $40 million of incremental cash flow in the first full year from Concord. So if you look at the $350 million price and you look at that $40 million and you get about an 11% cash flow yield. So from a cash flow perspective, we believe this will be a very strong contribution in its first full year. Next question, please.

Operator

Jim Mendelson.

Jim Mendelson—Lazard & Co.—Analyst

Jeff, as kind of a follow-up to the first question on the price, I'm just curious—was there another player interested in Concord that may be a benefactor?

Jeff Clarke—Computer Associates International, Inc.—COO

No comment on the competitive environment on this. We have been courting Concord for some time. We find their capability quite attractive and we're quite pleased that they looked at their opportunities and chose CA.

Jim Mendelson—Lazard & Co.—Analyst

That helps, thank you.

Operator

John Difucci, Bear Stearns.

Andre Chan—Bear Stearns—Analyst

This is Andre Chan here for John Difucci. What is the customer overlap between CA and Concord?

Jeff Clarke—Computer Associates International, Inc.—COO

It's pretty good. About 3500 customers have paid Concord money either through maintenance or through licenses over the last 12 months, and that 3500 customer base is primarily addressed at the network operating center, or the NOC. As you know, we sell into the NOC with Unicenter in a set (ph) of our products, so we think that there's revenue synergies. We call on similar customers, so there's good overlap. But again, they beat us as do other players in this key area. So, Yogesh, did you want to add a comment?

Yogesh Gupta—Computer Associates International, Inc.—CTO

Yes. Actually, one other interesting thing is that there is one specific market segment that we have not played in, which is the telco market segment, primarily because that's very much a network-driven sale in those environments. And so when it comes to telco service management and the telco marketplace, it brings us some very interesting opportunity.

And so when it comes to the NOC, Concord brings us 3500 customers that are using their products and we go into the NOC, we also really go into the data center. So really this bridges the data center NOC sort of buying on our customer side. So I think that to us, we see enormous synergies in being able to sell into those customers that Concord has, our traditional Unicenter solutions, and vice versa, selling into our Unicenter customers Concord's [inaudible].

Jeff Clarke—Computer Associates International, Inc.—COO

And obviously, we plan to expand. With 70 quota salespeople, Concord is limited in how much you can sell at the industry-class products. And so we clearly want to extend that to our broader distribution internationally and throughout the mid-tier market.

Operator

Drew Brosseau, SG Cowen.

Drew Brosseau—SG Cowen—Analyst

Just a follow-up on that. I wanted to clarify—of those 3500 customers of Concord, how many of those are yours, and how many aren't? And then more specifically, Yogesh, can you help me better understand where they're being used, where you're not being used within an account where you factor are both there? What are they doing, what are you doing?

Yogesh Gupta—Computer Associates International, Inc.—CTO

Yes. Drew, one of the key differentiators or one of the key things that we have served on when we go into our customers with Unicenter is talk about the whole systems management and end-to-end management. Well, when it comes to network performance management, root cause analysis, correlation, both real-time network performance, historic performance analysis, capacity planning, and therefore supporting the network services like—even the modern services, like voiceover IP and MPLS and so on; but even historic services that telcos and other NOCs have, we really have been not very competitive in that space. And so in those markets and in those portions of customers' environments, it's either a product for one of our larger competitors or it is something like Concord that gets in there. And so if you look at the main customers, we actually find a fair amount of overlap. But when you look at the sort of where they're being used, they're being used in two very different parts of the environment. And what our customers are saying is we want to now manage that whole environment as one.

And so really, from our perspective, I mean on the enterprise side, we want to be able to offer end-to-end network and systems management, our customers want that from us. And as Jeff said earlier, when we would get into a competitive situation with our larger competitors, one of them especially has a strength in network management side, and when he led with network management, that would be a competitive position to deal with that they would take, which would be much stronger than what we had. So this (indiscernible) fact.

The other thing on the telco side, I don't want to underestimate that Concord has I believe if I remember my numbers correctly 23 out of the 26 largest telcos in the world use Concord technologies on the telco side of their business. And to us, this gives us an enormous entry into that market. That market is something that we have traditionally not played in much at all.

Jeff Clarke—Computer Associates International, Inc.—COO

From a market perspective, we believe IDC segment, the network and systems management software market, which is $11 billion in total, was about $3 billion in the network management. That's where Concord's strength is and that's where we have not done traditionally as well. So we believe that this grants us access to that incredibly important segment of the overall market that is our strongest product sets in (ph). Next question, please. Thank you, Drew.

Operator

Richard Sherman, Janney Montgomery.

Richard Sherman—Janney Montgomery—Analyst

I had a question for Jeff and for Yogesh as well. Maybe I should start with Yogesh. As you've looked at the technology that Concord has, its own technology and the acquired Aprisma technology, I think Concord had made some comments at the time they acquired Aprisma, that they were working on an integration or would be working on an integration between the Aprisma Fault (ph) and Group (indiscernible) Tool and the Concord Performance Management Tool. Have you guys taken a look at how far along Concord has—how much progress Concord has made on that front? And do you think that you'll be able to accelerate that integration?

Yogesh Gupta—Computer Associates International, Inc.—CTO

Their acquisition I think closed about 45 days ago. They have made substantial progress in the 45 days. But the reality is that, Richard, is that we will absolutely accelerate that integration. We also see the ability actually to even right out of the box, right out of that, sell as is even without doing additional integration work, both default and root cause analysis products on Aprisma and the Concord's performance management and the basket planning solutions, and service management stuff into our Unicenter customer base because there are mutual customers that we have that have done (indiscernible) integration at their site. We have our field services organizations that have provided some of that integration. We know what we can do on day one for our customers. And then when we do the—when the acquisition closes, we'll have road maps as to how the integration plan will roll out or tighter integration. But I believe that integration not only is doable, but it's very straightforward, Rich.

Richard Sherman—Janney Montgomery—Analyst

Jeff, on the cash flow yield—11%, 40 million of cash—I'm assuming that presumes a continual sell of a perpetual license on the Concord side. Is that correct?

Jeff Clarke—Computer Associates International, Inc.—COO

No, that would switch us to a third, a third, a third cash. Now obviously, it's up to the—that assumption does. Now we're going to go through the customers. We're not going to jump into how we price or how—what contracts that they go into. This is going to be customer-driven. Like the Netegrity acquisition though, we had some transition period on both cash and on the accounting relative to ratable. But we believe that—by the way, one other comment on that. A lot of these contracts will probably be two years in the network space rather than three years, which we traditionally have in the larger systems management base. That's just the nature of some of the durations on these. And so that is the duration of the cash payments would be not necessarily (indiscernible) up front but split perhaps.

But when a customer—obviously, when you're going into a customer situation and they have traditionally paid cash up front, we will not defer that cash unless there is a concession on the other way. So from that perspective, we think there is upside to this number in year one. That being said, on an ongoing basis, we do expect about $40 million of cash flow off of this business, a large part of it being synergy-based, both cost and revenue. And then we do expect to grow that quite a bit each successive year.

Richard Sherman—Janney Montgomery—Analyst

Jeff, when you said one-third, one-third, one-third, I missed that. Are you saying, was that—when you were originally talking about a three-year contract, are you now talking a half, a half, or are you talking about—?

Jeff Clarke—Computer Associates International, Inc.—COO

A half, a half is better for this business.

Operator

Steve Berg (ph), CRN.

Steve Berg—CRN—Analyst

Jack, could you talk about what percentage of sales were going through the direct sales force? And Jeff, could you talk about whether the products that you are acquiring here will be offered through the Company's enterprise partners?

Jack Blaeser—Concord Communications, Inc.—President & CEO

This is Jack Blaeser. Our revenue is split probably 50% direct and 50% throughout partners. It's a little skewed—in North America, it's probably 90% direct, 10% through partners; and international, it's probably 90% through partners and 10% direct. So we have a partner program ourselves and we're looking to expand our partner program. And hopefully, we will be able to take advantage of CA's partner program because we need more and better partners, especially in North America where we think we'll get some leverage we don't currently have.

Jeff Clarke—Computer Associates International, Inc.—COO

On the CA side, we obviously have been making substantial investments over the last year to expand our partner business. Our partner business is about 10% of our worldwide revenue. So we will embrace the partners that Concord has, and then obviously, look to sell their products to our partner base as well.

Steve Berg—CRN—Analyst

Thank you, guys. One last thing for Yogesh. How quick are you going to be able to integrate this Concord technology? It sounds like it's a pretty powerful technology. How quick are you going to be able to integrate this with Unicenter? What is the timeframe in terms of the goal.

Yogesh Gupta—Computer Associates International, Inc.—CTO

Steve, I think it's a bit premature to talk about road maps. Once the acquisition closes, we will have the road maps laid out. And I believe that it will be quite rapid, but I think it's a little premature to talk about it.

Operator

Tom Berquist, Smith Barney.

Tom Berquist—Smith Barney—Analyst

You mentioned something about the differences between GAAP and pro forma. I'm assuming there's going to be a maintenance write-down on this, among other things?

Jeff Clarke—Computer Associates International, Inc.—COO

We have not done the purchase accounting yet. Obviously, that's quite complex, but we have made a series of assumptions. We do expect it to be accretive on a GAAP basis. We expect it to be slightly dilutive in year one, and that will have to do with transaction costs, the amortization, etc. and certain write-downs. And then in year two, we expect it to be accretive. On the operating basis, we expect it to be neutral, then accretive.

Tom Berquist—Smith Barney—Analyst

And how much that is coming from—I know that they have about—just looking at at least their last income statement, they had about 17 million of SG&A costs. How much of that you think you can cut back?

Jeff Clarke—Computer Associates International, Inc.—COO

We're focusing—on the G&A portion, obviously, there will be some pretty substantive overlaps. But on the sales side, we're very excited about adding the 70 salespeople and their presales teams, the technical support. So from a cost perspective, SG&A will be primarily in place. There will be—we will obviously rationalize some of the marketing programs, but we're looking at adding some marketing talent in the network management's base as well.

So from a cost perspective, the overlap will be on the CA side on the engineering. We do expect that the engineers at—we're going to do everything we can to retain the engineering talent that we are acquiring here at both Concord and Aprisma, and then there will be overlap in the G&A. Effectively, the Company had a run rate of about—Concord had a run rate of somewhere around $115, $120 million of operating expenses, and that includes people cost, but then opportunities at consolidating procurement, consolidating facilities. We will now have because of the Netegrity acquisition our own presence in the Boston area three facilities within 20 or 30 minutes of each other, even less than that, 20 or 30 minutes on a tough traffic day. So we'll have some opportunities for savings there.

So we will certainly roll up our sleeves and drive the $20 million of cost out. I think that is a conservative number. And from there, that should drive the cost structure. So SG&A, I don't want to give you a specific number, but clearly, there will be some savings on the G&A side.

Tom Berquist—Smith Barney—Analyst

Got it. You may have said it and I missed or it was in the release and I haven't caught it yet, but is there an anticipated closing date?

Jeff Clarke—Computer Associates International, Inc.—COO

About 90 days.

Tom Berquist—Smith Barney—Analyst

About 90 days. Okay, great. Thank you.

Operator

Curtis Shauger, CIBC World Markets.

Curtis Shauger—CIBC World Markets—Analyst

Good morning, everybody. Real quickly, one of the interesting challenges in any software transaction is trying to maintain pricing or I guess the net yield from the customer base as you roll these products onto your current existing distribution. Can you just give us a sense for the discipline behind your strategy in that regard, because it seems like, given the ratable licensing model that you had, it seems like it's even a bit more of a challenge, especially as you take a perpetual license and bring it into a ratable model. So if you could just touch on that a bit, I would appreciate it. Thanks.

Jeff Clarke—Computer Associates International, Inc.—COO

Sure, Curtis. One of the things that is very exciting about both systems management and network management is once a customer chooses a vendor, they build that product into their environment and that makes it extremely sticky, high switching costs. And so the renewal rates on both maintenance on those products on the Concord side are extremely high. And as you know, our renewal rates on a subscription basis are extremely high.

One of the misnomers about our subscription model is that it is substantively different from the customer. Customers, when we switched both Netegrity customers and originally CA customers from perpetual to a subscription model, it really does not have a substantial impact on the way the customer buys or certainly the way the customer uses the product. What it does is it actually adds flexibility to the customer. And the other misnomer is, we still sell predominantly in U.S. on a CA basis, a large portion of perpetual licenses. You can have a perpetual license that you recognize ratably overtime. So we don't believe that the transition here is going to be any challenge at all. It was not an issue on the Netegrity acquisition, it wasn't an issue at the customer level. Going forward, it gives the customer additional flexibility and features in their contracting. So we think that this will be a fairly smooth transition.

Curtis Shauger—CIBC World Markets—Analyst

Excellent. Also, just a quick follow-up. It seems like the pace here is pretty quick. You have done Netegrity, you've done now Concord. Certainly in the areas that you mentioned early on is where you were going to approach. Can you give us any ideas of what's in your mind about areas where you feel you need to add functionality?

Jeff Clarke—Computer Associates International, Inc.—COO

First of all, we're going to focus very much on integrating Concord and finalizing the last part of integration of Netegrity. That is our operational focus. From a strategic perspective, as we have said before, we want to look at technology in a make-by (ph) basis. We do not want to spend all of—

$650 million internally may or may not be the right number of R&D. That's the historic number of R&D the Company has made. We want to, rather than have a not invented here syndrome, we'll get a technology and then do a make-by on them. In the case of both Netegrity and now Concord, we've found technology that is substantially superior to what we could engineer ourselves and we've been able to augment our core business and systems management and security with these areas. So future acquisitions will be in those areas—systems management and security. And again, we're talking about relative to our cash position and certainly relative to our market size, continue to be in the small- to medium-size acquisition here.

And I want to reiterate one thing I said earlier. There is incredible rigor and trade ops (ph) and—reviewed on before we do one of these acquisitions. We look at the returns and then we alternatively look at the ability to make a reinvestment with that same cash in our own company by buying back stock. Today, we're able to do both on a parallel basis.

Curtis Shauger—CIBC World Markets—Analyst

One last follow-up. These are obviously acquisitions. It seems it's a process of rationalizing your product base. Any divestitures that you may be mulling over?

Jeff Clarke—Computer Associates International, Inc.—COO

Certainly. We're certainly evaluating the entire portfolio and we will continue to do that. And yes, you should expect some modest and small divestitures over the next year.

Curtis Shauger—CIBC World Markets—Analyst

Great, thank you.

Olivia Bellingham—Computer Associates International, Inc.—VP, IR

We'll take one last question.

Operator

Dan Fleming (ph), UBS.

Dan Fleming—UBS—Analyst

Thanks. I was curious. In John's first notable interview after he was hired, he talked about trying to make CA a great product company. And I look to hear from Yogesh, kind of what he sees within the Concord R&D program, in terms of the programs or some of the people and your ability to draft them in and make some incremental progress towards that vision. And then just also quickly, for the Concord side, just what would be the economic impact to you of the telco consolidation; specifically, AT&T and MCI disappearing from the landscape?

Yogesh Gupta—Computer Associates International, Inc.—CTO

This is Yogesh. Let me talk about sort of the first part of the question. Daniel, the interesting thing about the network management industry is that the people really make the difference. If you look at the 200-plus engineers in the development organization that Concord has, you look at the 40 presales (ph) engineers, you look at about 60 wholesale services engineers—these are technical people that are extremely important, extremely valuable and really will strengthen CA's knowledge, expertise and depth in the area of enterprise systems management as a whole, and network management specifically, including all the way up to service management.

What is interesting is that, if you look at what we did with Netegrity—I want to give that as an example, because that's something that's recent—they brought to us again very similarly a very complementary security expertise in the are of access control and identity management when it came from the perspective of the Web. So when it came to Web access control, Web services security, Netegrity was the right company. That talent has been at (ph) CA. We have had a phenomenal retention rate there. We've kept those people, and those are the people that are now leading CA's identity in access management solutions. Bill Bartow, who used to head development there, heads now our entire identity and access management development effort. So we've been able to retain those people and we expect to do similar things with Concord. We really want these folks to stay with us and help us build Unicenter and grow its presence on the network management side into a world-class solution and a world-class market presence. And I believe we can do that and I believe we will do that.

Jack Blaeser—Concord Communications, Inc.—President & CEO

To your other question, our revenue from the telcos is driven by several things. One is, for example, on wireless, our revenue opportunity is driven by the number of subscribers that they sign up and a number of different data applications they roll out. So whether it's rolled out by one carrier or two carriers, it doesn't minimize our opportunity. In wireline, it's the same thing. A number of enterprise customers they have signed up a number of devices or applications they're managing is driven by us. So obviously in a merger, you're always concerned—if your customer merges with a competitor, who wins at (indiscernible)? But luckily for us, all the domestic carriers are our customers, so we're merging one customer with another customer, and we don't have that. You always have danger, but it's not as big a danger. Our growth is wireless subscribers, wireline subscribers, carriers moving into managed services further up in the food chain to manage not only routers, but servers, desktops and applications. And obviously, with the combined companies can service them better as they move in to manage the full application all the way down to the desktop, which they want to do because that preserves revenue per account, profit per account and keeps people from switching from one carrier to the other. It's easier to flip a T1 from MCI to AT&T; it's harder to flip if you manage it all the way to the desktop. So they're all moving in that direction and the combined companies can do a better job for all of them. And as their business grows, we will grow with them.

Dan Fleming—UBS—Analyst

Thanks. Jeff, could I ask a quick follow-up? Would CA consider looking at acquisitions in other acquisitions of telco software?

Jeff Clarke—Computer Associates International, Inc.—COO

We think we have covered the key area of network that we need with this. You never say never, but one of the key things we're doing is now focusing as a company around systems management and network management, as well as security. So I think we're going to stick to our knitting in that.

I'm going to wrap up now, if we could. So just a couple of final comments. First of all, one of the largest opportunities that Computer Associates has is to sell more into our existing customer base. As I have said in the past, our top 1000 customers make up 75 percent of our billings. While we want to expand that base through channel programs and others, there is a huge untapped opportunity to sell more into our existing customers. And once you have acquired a customer to additionally sell additional technology to that customer, it has a much better yield than it has in the large acquisition cost of new customers. Concord is a perfect example of synergies that happen in this area. We share the same customers. We will have an increased ability to grow in the telco space where they are particular strong, but will be able to now capture a larger percentage of the wallet, become more strategic to these core customers with this network capability.

The second comment. Unicenter is our flagship product. As I noted earlier, over $1.3 billion of billing comes from Unicenter. This substantially strengthens our flagship product. And the third comment—John Swainson has been with the company now a little less than six months, and one of the things that John has been preaching and has been driving within our firm has been focus. We will focus on our strength, we will put more money behind our strengths, we will differentially invest in our strengths. Our strengths are enterprise systems and network management and security. And this acquisition is an example of that improved focus from the firm.

And then the last comment, it's all about returning value to our shareholders. As I noted earlier, this Company has the ability to improve our cash flow, improve our overall market position and has—and overall improve our growth. So we're quite excited about this. Thank you very much for your time today. I look forward to seeing you all in future events. Thank you.